EXHIBIT 21.1

Subsidiaries of Helix Energy Solutions Group, Inc.
As of December 31, 2014

Name of Subsidiary	Jurisdiction of Formation

Cal Dive I-Title XI, Inc.	Texas
Canyon Offshore, Inc.	Texas
Canyon Offshore International Corp.	Texas
Canyon Offshore Limited	Scotland
Deepwater Gateway, L.L.C. (50%)	Delaware
Energy Resource Technology (U.K.) Limited	Scotland
ERT Camelot Limited	Scotland
Helix do Brasil Serviços de Petróleo Ltda	Brazil
Helix Energy Services (Cyprus) Limited	Cyprus
Helix Energy Services PTE. Limited	Singapore
Helix Energy Services Pty Ltd	Australia
Helix Energy Solutions B.V.	The Netherlands
Helix Energy Solutions (U.K.) Limited	Scotland
Helix HR Services Limited	Scotland
Helix Ingleside LLC	Delaware
Helix Offshore Crewing Services PTE. Ltd.	Singapore
Helix Offshore International Holdings S.à r.l.	Grand Duchy of Luxembourg
Helix Offshore International, Inc.	Texas
Helix Offshore International S.à r.l.	Grand Duchy of Luxembourg
Helix Offshore Ltd.	Cayman Islands
Helix Offshore Services S.à r.l.	Grand Duchy of Luxembourg
Helix Property Corp.	Texas
Helix Q5000 Holdings S.à r.l.	Grand Duchy of Luxembourg
Helix Q7000 Vessel Holdings S.à r.l.	Grand Duchy of Luxembourg
Helix RDS Sdn. Bhd.	Malaysia
Helix Subsea Construction, Inc.	Delaware
Helix Vessel Finance S.à r.l.	Grand Duchy of Luxembourg
Helix Well Ops Inc.	Texas
Helix Well Ops Offshore Services Limited	Scotland
Helix Well Ops S.à r.l.	Grand Duchy of Luxembourg
Helix Well Ops SEA Pty Ltd	Australia
Helix Well Ops (U.K.) Limited	Scotland
Independence Hub, LLC (20%)	Delaware
Kommandor LLC	Delaware
Offshore Well Services, S. de R.L. de C.V.	Mexico
Well Ops SEA Pty Ltd	Australia